Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178081

Prospectus Addendum to
the Prospectus dated November 21, 2011

DEBT SECURITIES

You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated November 21, 2011 of Morgan Stanley. When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectus dated May 5, 1999, the prospectus dated May 18, 2000, the prospectus dated January 24, 2001, the prospectus dated June 11, 2002, the prospectus dated August 26, 2003, the prospectus dated November 10, 2004, the prospectus dated November 14, 2005 or the prospectus dated January 25, 2006, or to any sections of those documents, should refer instead to the accompanying prospectus dated November 21, 2011, or to the corresponding section of that accompanying prospectus, unless the context otherwise requires with respect to the terms of the particular offered debt securities (including the provisions of the applicable indenture governing such offered debt securities).

The accompanying prospectus dated November 21, 2011 supersedes the prospectus dated May 5, 1999, the prospectus dated May 18, 2000, the prospectus dated January 24, 2001, the prospectus dated June 11, 2002, the prospectus dated August 26, 2003, the prospectus dated November 10, 2004, the prospectus dated November 14, 2005 and the prospectus dated January 25, 2006.

Morgan Stanley & Co. LLC (“MS & Co.”) will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions; provided that with respect to debt securities guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program, MS & Co. will, and other affiliates of Morgan Stanley may, use the “Debt Securities Guaranteed under the FDIC’s Temporary Liquidity Guarantee Program” prospectus addendum filed on the date hereof with the Securities and Exchange Commission.

The debt securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 21, 2011